Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Omnibus Incentive Plan (as amended and restated effective as of May 30, 2024) of Elme Communities of our reports dated February 16, 2024, with respect to the consolidated financial statements and schedules of Elme Communities and the effectiveness of internal control over financial reporting of Elme Communities included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tysons, Virginia
May 30, 2024